EXHIBIT 99.1

SolarCity Second Quarter 2015 Shareholder Letter

PowerCo Available Cash of $114 Million for Trailing Twelve Months

Incremental Economic Value Creation to Equity of $196 Million in Q2 2015

Record 189 MW Installed for a Cumulative Portfolio of 1.4 GW

Record 395 MW Booked with $7.7 Billion in Nominal Contracted Payments Remaining

July 29, 2015

Dear Fellow Shareholders:

With the second quarter representing the start of summer, we entered into one of the most productive periods of the year for SolarCity. Last quarter alone, we installed more rooftop solar capacity than we did through the first five years of our operating history and created incremental Economic Value Creation of $196 million for equity shareholders. Ending the quarter with 1.4 GW of Energy Contracts cumulatively installed and energy production at record levels, our contracted portfolio of installed solar energy systems generated $114 million in PowerCo Available Cash over the trailing twelve months, or $166 million excluding tax equity distributions.

Industry-Leading DevCo Engine Drives the Growth of the PowerCo Platform

When we started this company nine years ago, we set out with a vision to transform how energy is delivered in the 21st century through cleaner, more affordable, distributed solar generation. Unlike today’s electrical infrastructure built around a centralized power plant with costly transmission and distribution, distributed solar produces energy that is cleaner, requires no feedstock, and is simply more efficient because it is generated where it is consumed. Our mission is to drive distributed solar from less than 1% penetration today to the largest source of electricity generation in the country and ultimately the world.

As our mission translates into hundreds of thousands of MW of distributed solar capacity, we essentially are using the cost-effective scale of our industry-leading system development and installation activities [“DevCo”] to feed our portfolio of long-term Energy Contracts [“PowerCo”], a substantial and growing portfolio of low cost, clean energy-producing assets. Our DevCo is the expansion engine that books new customers and installs new solar systems every day, in turn accounting for the bulk of our operating expenses and capital expenditures. Our PowerCo manages a portfolio of contracted solar installations, generating a steady stream of energy, revenue, cash flow and ultimately our return on investment over the estimated 30-year useful lives of our systems. In sum, DevCo represents strong long-term growth and PowerCo represents high-quality, long-term yield.

PowerCo Available Cash of $114M and Energy Production of 1.25 TWh over TTM

•	PowerCo Available Cash: $114 million over trailing twelve months
•	TTM Energy Production: 1.25 Terawatt-Hour (TWh)
•	Cumulative MW Installed: 1,418 MW at the end of Q2 2015 up 86% year over year
•	Cumulative Customers: 262,495 at the end of Q2 2015 up 86% year over year
•	Estimated Nominal Contracted Payments Remaining: $7.7 billion at the end of Q2 2015 up 132% year over year.

Following the ninth anniversary of SolarCity’s inception earlier this month, our PowerCo is essentially an accumulation of almost a decade of DevCo’s installation and bookings growth and operates a sizable portfolio of distributed solar assets that is generating a steady stream of electricity, revenue, and in turn equity cash flow. As of June 30, 2015, we had 1,418 cumulative MW installed (1,325 MW of Energy Contracts), 262,495 Customers, $3.4 billion of capitalized solar energy systems assets, $7.7 billion of Estimated Nominal Contracted Payments Remaining and Net Retained Value for equity shareholders forecasted at $3.1 billion.

Over the twelve months through June 30, 2015, PowerCo’s installed portfolio produced 1.25 Terawatt-Hour (TWh) of energy. As we entered the peak months of solar radiation in early summer, PowerCo achieved a record 6.5 GWh a day in June shortly after breaking through the 6 GWh per day record in May. Contract performance remains healthy with average energy production continuing to run ahead of projections, operations and maintenance expenses below forecast, and credit issues remaining relatively negligible.

Because our consolidated GAAP cash flows in any given period capture the integrated inflows and outflows of both PowerCo and DevCo, it is often hard to discern the true cash generation of the existing Energy Contracts we’ve already installed. To better highlight the core cash generation of our installed capacity under contract, this quarter we begin presenting PowerCo Available Cash as a key metric, which management believes is a better representation of our true business performance and represents the net levered cash flow to equity of PowerCo. Over the trailing twelve months, PowerCo Available Cash was $114 million of which a record $41 million was generated in Q2. Excluding distributions to our tax equity partnerships (whose remaining interest we expect to buy out at the end of the terms of the funds), PowerCo Available Cash was $166 million over the trailing twelve months. We expect our trailing twelve months PowerCo Available Cash to continue to rise as DevCo consistently contributes more contracted MW to our PowerCo platform.

	Three Months Ended				Trailing
PowerCo Available Cash ($M)	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	Twelve Months
PowerCo Operating Cash Flow	$43.8	$46.8	$49.4	$59.9	$199.9
- Distributions to Tax Equity Partners	(16.7)	(9.9)	(12.1)	(13.7)	(52.4)
= PowerCo Unlevered Cash Flow	27.1	36.9	37.3	46.2	147.5

- Principal Repayment on PowerCo Debt	(1.8)	(7.6)	(5.8)	(1.5)	(16.7)
- Interest Payments on PowerCo Debt	(4.0)	(2.5)	(6.8)	(3.6)	(16.9)
= PowerCo Available Cash	21.3	26.8	24.7	41.1	113.9

+ Distributions to Tax Equity Partners	16.7	9.9	12.1	13.7	52.4
= Normalized PowerCo Available Cash	$38.0	$36.7	$36.8	$54.8	$166.3

PowerCo serves as our proxy for the steady-state operations and cash flow of our business assuming no further growth or development of new contracts and installations. We view this as one of our key metrics of performance and value creation, and we will be reporting this metric on a quarterly basis going forward.

DevCo MW Volumes Rise to New Highs

•	MW Installed: 189 MW (up 77% Y/Y); residential up 86% Y/Y
•	MW Booked: 395 MW (up 81% Y/Y)
•	New Customers: 44,900
•	Net Increase in Nominal Contracted Payments Remaining: $1.6 billion, up 93% Y/Y
•	DevCo Cost: $2.91 per watt, down (3%) Y/Y

As PowerCo represents steady-state cash flow, DevCo represents the growth in PowerCo’s contracted and installed assets. In the second quarter of 2015, DevCo delivered record results. Following the seasonal declines we experienced in Q1 2015, we installed a record 189 MW as California grew 97% Y/Y and East Coast states not only rebounded from the seasonally slower winter months in Q1 2015 but grew as a whole 187% Y/Y to almost one-third of our installations in the quarter. We ended the quarter with 77 operations centers up and running with average throughput per operations center at a new high. Residential throughput in June grew significantly over May with 19 of our operations centers completing over 1 MW and 76 crews installing over 200 kW for the month. Congratulations to our top crews last quarter—Olds 442, Road Runner, and Chevelle—each of which installed over 300 kW in June.

Laying the groundwork for the step-up in installations we are targeting in the second half of the year, our sales output took it to the next level with a record net 395 MW Booked in the quarter. Our sales strategy to canvas, educate, and penetrate viable solar markets continued to bear fruit. Demand remained as strong as ever in California, continued to gather significant steam in the northeast markets of New York, Massachusetts, and Connecticut, and gained early traction following the launch of sales in Rhode Island and New Hampshire. We also entered the Minneapolis-St. Paul, MN market where we introduced our first community solar offering. For the first time, we are offering our solar service to those who live in rental units, condos, and low income housing, expanding our addressable market to a broader set of new customers who are seeking to lower their energy bills by going solar. For Q2 2015, we added 44,900 new customers, and our Estimated Nominal Contracted Payments Remaining—an approximation of the revenue our lease/PPA/loan customers are expected to generate over the remaining life of their Energy Contracts—increased by a record net $1.6 billion in the period. We view the increase in Estimated Nominal Contracted Payments Remaining as a better measure of our new sales activity than reported revenue, which is recognized over the life of the 20 – 30 year terms of our lease, PPA, and loan contracts.

All in, total Cost per Watt in the second quarter of 2015 declined (3%) Y/Y and (1%) sequentially to $2.91 per watt. Aided by greater scale and efficiencies in residential, blended installation cost declined (7%) Y/Y to $2.13 per watt, albeit increasing by $0.04 per watt Q/Q on a greater mix of higher cost/higher revenue commercial projects. Sales costs declined Q/Q to $0.53 per watt as investment in the first half of the year paid off in a big uptick in bookings. G&A costs of $0.24 per watt declined (8%) Y/Y and (11%) sequentially. Reconciliation of our cost per watt to our GAAP financial statements is available on the investor relations section of our website (at investors.solarcity.com).

Incremental Economic Value Creation Increases 33% from Q1 2015

•	Unlevered IRR: 12% forecast from Q2 2015 installations
•	Economic Value Creation: $196 Million forecast from our incremental Q2 2015 installations

Driven largely by the sequential increase in MW Deployed and a decline in our cost per watt, our Q2 2015 forecast for Economic Value Creation (EVC) was $196 million, roughly 33% higher than the $147 million of EVC forecast from our Q1 2015 installations. Total EVC through the first half of 2015 was $343 million (or $1.11 per watt). A representation of the total value created by PowerCo and DevCo in the quarterly period, EVC is the incremental net present value created for our equity shareholders from our Q2 2015 installations after debt.

The Unlevered IRR on our Q2 2015 installations is forecasted at 12% with unlevered project cash flow forecast to average $29 million over the first 20 years and incremental PowerCo Available Cash forecast to average $13 million. All in, applying a 6% discount rate to this cash flow over the 30-year system lives, our Q2 2015 deployments are forecast to generate $196 million, or $1.14 per watt in Economic Value Creation ($138 million contracted and $58 million from estimate renewal) for equity shareholders.

Breaking Down the Barriers to Distributed Solar

To accomplish our mission, we are not only constantly at work enhancing the scale and efficiency of our internal operations, but our team is working tirelessly to tear down all the external barriers to distributed solar as well. We have structured our entire organization to functionally focus on overcoming each potential obstacle in the path of higher penetration of distributed energy: (a) our sales/operations on lowering the upfront costs of solar, (b) our structured finance team reducing our cost of capital, (c) our R&D team developing new technology to structurally reduce costs and maximize the addressable market of distributed solar, and (d) our government affairs team promoting supportive regulatory policy.

Policy is one of our most important initiatives to drive higher distributed solar penetration. As we are merely a part of a small solar industry competing against a giant utility industry that benefits from guaranteed monopoly profits, the deck is stacked against us. We must do all in our power to:

•	Promote competition rather than protect monopoly profits
•	Prove the true value of solar to the grid, ratepayers, and utilities; and
•	Provide a solution that aligns the interests of distributed solar, utilities, and ratepayers

Over the last quarter, our efforts to promote better policies to support distributed solar bore fruit. First and foremost was the California Public Utilities Commission’s final decision on residential rate reform for California’s largest utilities; we believe this positively supports distributed solar by both (a) normalizing energy pricing across rate-payers and (b) denying utilities’ request for a significant fixed charge in favor of a higher minimum bill. In addition, distributed solar won a victory in Arizona by defeating an attempt to tax leased distributed generation systems like utility-scale systems. Of course, our efforts are far from complete, and our top priorities in the immediate future are to both (1) seek continuity for net metering in Nevada and (2) prevent HECO’s attempts to stop providing net metering tariffs in Hawaii.

Latest ABS in the Market

On July 28, 2015 we launched an offering for our fourth issuance of non-recourse solar asset-backed securitized (ABS) debt, LMC IV, for a total of approximately $124 million. Due to securities regulations we will not be able to comment any further on this issuance at this point.

Q2 2015 GAAP Cash Flow and Operating Results

While we generally target running our business while producing Year One cash, our reported GAAP cash flow is typically negative in a given period owing largely to the difference in timing of investing and financing cash flows. As we consume cash in the development and working capital investment for each new installation, we often will not receive the entire projected project financing for a few quarters subsequent to the installation.

As of June 30, 2015, cash, cash equivalents, and short-term investments totaled $489.1 million. Cash and investments declined $86.7 million over the prior three months largely due to this differential in timing of investing and financing cash flow. Total investing cash outflows were $380.3 million—including $52.3 million in capital expenditures for our manufacturing facilities.  Total operating cash outflows were $140.6 million driven largely by $31.7 million in working capital investment, as well as continued development investment in sales, general and administrative expenses. Financing cash flows (excluding equity issuances and options exercises) totaled $491.9 million, offsetting only a portion of the $520.9 million in total operating and investing cash outflows largely due to the timing of debt financing, as we do not expect to fully debt finance our Q2 investment for another quarter or two. As such we ended the quarter with a Financing Receivable estimated to be $660 million.

For the second quarter of 2015, total GAAP revenue grew 52% sequentially and 68% Y/Y to a record $102.8 million. GAAP Operating Lease and Solar Energy Systems Incentive Revenue was $78.3 million, up 81% Y/Y, largely on the increase in cumulative MW Deployed under an Energy Contract. Solar Energy System Sales and Components Revenue was $24.5 million, including $8 million in MyPower solar loan revenue, which is recognized as customer monthly payments, as well as periodic rate reduction payments are received over the life of the 30-year contract.

Operating lease and solar energy incentive gross margin was 52% including the impact of $4.2 million in amortization of intangibles. Solar energy system sales and components gross margin was 10%.

Total GAAP operating expenses were $175.8 million, or $155.8 million excluding non-cash amortization of intangibles and stock compensation expense. Sales and marketing expenses grew 103% year-over-year to $113.2 million—including $9.4 million in non-cash amortization of intangibles and stock compensation expense. G&A expenses of $50.2 million grew 31% on an increase in headcount, and R&D expenses grew 313% year-over-year, and 2% sequentially, to $12.4 million, largely on spending on our module manufacturing operations ahead of production at our CTC in Fremont and our 1-GW facility in Buffalo.

Non-GAAP earnings per share (EPS) was $1.61. Please see below for an explanation and reconciliation of non-GAAP EPS.

Q3 2015 Outlook and Guidance for 2015 MW Installed

Following the ramp in bookings and installation capacity in Q2 2015, we exited the quarter at a monthly run rate that provides us with confidence in a significant step-up in our quarterly pace of installations. For Q3 2015, we expect to install a record 260 MW, representing growth of 89% year-over-year. For the full year 2015, we are updating our guidance to 920 – 1,000 MW Installed (vs. 920 – 1,000 MW Deployed previously). We consider a system (a) “installed” essentially when construction is completed by SolarCity and (b) “deployed” after Administrative Housing Judge [AHJ] inspection. Systems are typically inspected by numerous third parties one to several weeks after installation, and thus deployments tend to be lower than installations during periods of high growth. Because we are scaling our operations at a much faster pace than AHJs are scaling their inspection teams, inspection times are growing longer and we are experiencing greater difficulty in forecasting their timing. Nevertheless, our pace of installations is still coming in line with our original forecast at 920 – 1,000 MW, implying year-over-year growth of between 83% and 98%. Going forward, we plan on basing all of our MW forecasts on installations rather than deployments.

For Q3 2015 GAAP revenue guidance, we expect Operating Lease and Solar Energy Systems Incentive Revenue of $80 million – $86 million, up 59% Y/Y at the midpoint. Solar Energy System and Component Sale Revenue is expected to range between $26 million and $28 million.

Operating Lease and Solar Energy Systems Incentive Gross Margin is expected to range between 46% - 50% (or 50% - 54% excluding the impact of approximately $4 million in amortization of intangibles). Driven largely by an increase in sales investment, we expect Operating Expenses of $210 million – $225 million (including between $22 million and $26 million in non-cash amortization of intangibles and stock compensation expense). In turn, Non-GAAP Loss Per Share (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests)* is expected to range between ($2.05) – ($2.15).

Ramping Up for a Strong Close to 2015 and Solid Growth in 2016

Earlier this month, we celebrated our ninth anniversary and over that stretch, we have grown from installing less than 1 MW per quarter to our current plans of ~260 MW for Q3 2015. Entering into our 10th year, we plan on closing out our first decade with greater strength, momentum and record results as well as set the stage for continued strong growth for 2016 and beyond as we continue to grow significantly in the US and also begin our international expansion.

Our portfolio of distributed solar assets has now grown large enough to generate PowerCo Available Cash that is poised to continue to grow in subsequent years—even without new DevCo MW—because of a 2% blended escalator and high initial tax equity cash distributions that are scheduled to roll off over the next seven years. With the growth we foresee next year and into 2017 and beyond, we strive to drive annualized PowerCo Available Cash to steadily higher levels in the years ahead.

With our one million customer goal by mid-2018 well within reach and our cost goal in 2017 supporting healthy unlevered IRRs even with a 10% Investment Tax Credit, we expect strong tailwinds to PowerCo Available Cash in the years ahead. A revolution in the way we generate and consume energy in this world is at hand, and we thank all of our customers, employees, advocates and shareholders for making that possible.

Lyndon Rive, CEO	Brad Buss, CFO

* Non-GAAP Earnings per Share (EPS) Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests.

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect generally our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based generally on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($1.61).

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Earnings Conference Call

We will hold a conference call today at 2:00 pm Pacific to discuss our second quarter 2015 financial results and outlook for third quarter 2015 and beyond. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 5:00 pm Eastern. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode is 13614515. The replay will be available until August 5, 2015.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 18 states. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This shareholder letter contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities; SolarCity’s operational growth and expansion; financial strategies for cash generation and increasing shareholder value; the deployment and installation of megawatts including estimated Q3 2015 megawatt installations; future bookings; our plans to vertically integrate our commercial product offerings, and resulting anticipated cost and operational efficiencies; GAAP revenue, gross margin, operating expenses and non-GAAP EPS for Q3 2015; Estimated Nominal Contracted Payments Remaining; forecasted Net Retained Value; Economic Value Creation and Unlevered IRR of Q2 2015 megawatts deployed; cash flows and PowerCo Free Cash Flow forecast; cost goals by 2017; forecasted access to capital; the amount of megawatts that can be deployed based on committed available financing; expected future GAAP and non-GAAP operating results; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In order to meet our projections, we will need to expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, our ability to successfully integrate Silevo, LLC’s business, operations and personnel and achieve manufacturing economies of scale and associated cost reductions, our expectations regarding the Riverbend agreement and the development and construction of the Riverbend facility, including expected capital and operating expenses and the performance of our manufacturing operations; the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks associated with international expansion, the success of our product development efforts and customer preferences, risks that consumers who have executed energy contracts included in reported nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, assumptions as to leveraged retained value and MyPower retained value, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, completion of preparation of financial statements and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Statements of Operations

(In Thousands, Except per Share Values)

	Three Months Ended June 30,
	2014	2015
Revenue:
Operating leases and solar energy systems incentives	$43,181	$78,283
Solar energy systems and components sales	18,153	24,520
Total revenue	61,334	102,803
Cost of revenue:
Operating leases and solar energy systems incentives	20,826	37,392
Solar energy systems and components sales	17,635	22,087
Total cost of revenue	38,461	59,479
Gross profit	22,873	43,324
Operating expenses:
Sales and marketing	55,771	113,160
General and administrative	38,387	50,211
Research and development	3,000	12,401
Total operating expenses	97,158	175,772
Loss from operations	(74,285)	(132,448)
Interest expense - net	12,892	20,497
Other expense - net	1,307	2,768
Loss before income taxes	(88,484)	(155,713)
Income tax benefit (provision)	24	(20)
Net loss	(88,460)	(155,733)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(40,808)	(133,373)
Net loss attributable to stockholders	$(47,652)	$(22,360)
Net loss attributable to common stockholders
Basic	$(47,652)	$(22,360)
Diluted	$(47,652)	$(22,360)
Net loss per share attributable to common stockholders
Basic	$(0.52)	$(0.23)
Diluted	$(0.52)	$(0.23)
Weighted-average shares used to compute net loss per share attributable to common stockholders
Basic	92,252	97,013
Diluted	92,252	97,013

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	June 30,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$504,383	$421,420
Short-term investments	138,311	67,665
Restricted cash	20,875	8,557
Accounts receivable - net	22,708	34,233
Rebates receivable - net	30,021	20,383
Inventories	217,223	279,789
Deferred income tax asset	13,149	14,887
Prepaid expenses and other current assets	55,729	76,381
Total current assets	1,002,399	923,315
Solar energy systems, leased and to be leased - net	2,796,796	3,421,170
Property, plant and equipment - net	101,914	353,738
Goodwill and intangible assets - net	539,557	523,383
MyPower customer notes receivable, net of current portion	34,544	236,701
MyPower deferred costs	13,147	106,601
Other assets	97,854	139,784
Total assets	$4,586,211	$5,704,692

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	June 30,
	2014	2015
Liabilities and equity
Current liabilities:
Accounts payable	$237,809	$278,583
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	8,552	16,944
Current portion of deferred U.S. Treasury grant income	15,330	15,330
Accrued and other current liabilities	152,408	212,688
Customer deposits	10,560	5,281
Current portion of deferred revenue	86,238	96,553
Current portion of long-term debt	11,781	35,606
Current portion of solar bonds	820	7,502
Current portion of solar bonds issued to related parties	330	165,340
Current portion of solar asset-backed notes	13,574	12,592
Current portion of financing obligation	29,689	30,567
Total current liabilities	567,091	876,986
Deferred revenue, net of current portion	557,408	760,275
Long-term debt, net of current portion	287,621	588,263
Solar bonds, net of current portion	2,593	28,509
Solar bonds issued to related parties, net of current portion	200	200
Convertible senior notes	796,000	796,000
Solar asset-backed notes, net of current portion	304,393	298,032
Long-term deferred tax liability	13,194	14,938
Financing obligation, net of current portion	73,379	69,107
Deferred U.S. Treasury grant income, net of current portion	397,486	389,803
Other liabilities and deferred credits	244,474	398,648
Total liabilities	3,243,839	4,220,761

Redeemable noncontrolling interests in subsidiaries	186,788	285,081
Stockholders' equity:
Common stock	10	10
Additional paid-in capital	1,003,992	1,061,254
Accumulated deficit	(258,360)	(302,245)
Total stockholders' equity	745,642	759,019
Noncontrolling interests in subsidiaries	409,942	439,831
Total equity	1,155,584	1,198,850
Total liabilities and equity	$4,586,211	$5,704,692

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended June 30,
	2014	2015
Operating activities:
Net loss	$(88,460)	$(155,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of property, plant and equipment and construction in progress	601	63
Depreciation and amortization	20,993	38,069
Non cash interest and other expense	4,415	3,751
Stock-based compensation, net of amounts capitalized	16,044	17,771
Deferred income taxes	3	2
Reduction in lease pass-through financing obligation	(12,759)	(12,879)
Changes in operating assets and liabilities:
Restricted cash	(17,688)	(2,493)
Accounts receivable	3,603	(8,642)
Rebates receivable	(1,419)	6,896
Inventories	(37,679)	(52,222)
Prepaid expenses and other current assets	(8,618)	(8,071)
MyPower deferred costs	—	(46,600)
Other assets	(4,637)	(8,595)
Accounts payable	42,969	62,744
Accrued and other liabilities	(135)	25,153
Customer deposits	1,569	(2,534)
Deferred revenue	44,712	2,686
Net cash used in operating activities	(36,486)	(140,634)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(262,913)	(370,081)
Purchase of property, plant and equipment	(2,869)	(71,568)
Purchases of short-term investments	—	-
Proceeds from sales and maturities of short-term investments	—	61,334
Investment in promissory notes receivable and other investments	(11,000)	-
Net cash used in investing activities	(276,782)	(380,315)

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended June 30,
	2014	2015
Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	98,394	278,026
Repayments of long-term debt	(1,329)	(133,861)
Proceeds from issuance of solar bonds	—	26,267
Proceeds from issuance of solar bonds issued to related parties	—	75,010
Proceeds from issuance of solar asset-backed notes	67,435	-
Repayments of borrowings under solar asset-backed notes	(1,516)	(1,538)
Payment of deferred purchase consideration	—	(1,249)
Proceeds from financing obligation	11,261	14,089
Repayments of financing obligation	(103)	(111)
Repayment of capital lease obligations	—	(641)
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	102,703	252,616
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(81,260)	(16,718)
Proceeds from U.S. Treasury grants	117	-
Net cash provided by financing activities before equity issuances	195,702	491,890
Equity issuances:
Proceeds from exercise of stock options	3,276	3,796
Net cash provided by equity issuances	3,276	3,796
Net cash provided by financing activities	198,978	495,686
Net decrease in cash and cash equivalents	(114,290)	(25,263)
Cash and cash equivalents, beginning of period	519,551	446,683
Cash and cash equivalents, end of period	$405,261	$421,420

Operating Activity Metrics:

		Increase		Cumulative
	Q2 2014	Q1 2015	Q2 2015	as of 6/30/2015
MW deployed	107	143	177	1,389
MW installed	106	153	189	1,418
Customers	30,372	27,938	44,900	262,495
Energy contracts	28,324	29,971	46,165	252,591
Estimated nominal contracted payments remaining ($M)	$811	$1,155	$1,566	$7,672

Stock-Based Compensation Expense:

	Three Months Ended June 30,
in thousands	2014	2015
Cost of revenue	$511	$437
Sales and marketing	$3,920	$6,453
General and administrative	$10,719	$7,877
Research and development	$785	$2,755

Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses in Q2 2015:

in thousands
GAAP operating expenses	$175,772
- Stock-based compensation expense	(17,085)
- Amortization of intangibles	(2,924)
= Non-GAAP operating expenses	$155,763

Reconciliation from GAAP EPS to Non-GAAP EPS in Q2 2015:

		GAAP Net Loss
	GAAP Net Loss	Attributable to Noncontrolling
	Attributable to	Interests and Redeemable	Non-GAAP
in thousands except per share amounts	Stockholders	Noncontrolling Interests	Net Loss
Net loss	$(22,360)	$(133,373)	$(155,733)
/ Weighted-average common shares outstanding	97,013	97,013	97,013
= Net loss per share	$(0.23)	$(1.37)	$(1.61)

Reconciliation from GAAP Operating Lease Revenue to PowerCo Available Cash in Q2 2015:

	Quarter Ended
in thousands	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015
Revenues:
Operating leases and solar energy systems incentives	$52,178	$49,205	$54,771	$78,282
Monitoring and other revenue	221	233	359	925
Revenues from MyPower contracts	—	-	1,013	7,584
Total revenues associated with long term contracts	52,399	49,438	56,143	86,791
Operating costs and expenses
Operating costs of revenue	16,585	18,586	21,103	28,819
Operating expenses	4,722	5,074	6,880	6,035
Interest and other expense, net	12,141	13,617	11,768	13,218
	18,951	12,161	16,392	38,719
Changes in assets and liabilities associated with long term contractual arrangements:
Depreciation and amortization	14,865	15,931	21,229	22,030
Non cash items	(4,554)	(4,166)	(1,731)	(6,764)
Changes in assets and liabilities attributable to PowerCo Business	5,008	9,084	9,219	(4,931)
Periodic receipts from lease passthrough financing obligations	10,350	14,439	4,780	10,994
Repayments of sale leaseback financing obligations	(771)	(604)	(505)	(111)
Net cash provided by operating activities of long term contractual arrangements prior to debt service	43,849	46,845	49,384	59,937

Less:
Distributions to noncontrolling interests from the operations of the PowerCo Business	(16,720)	(9,871)	(12,091)	(13,666)
Servicing of principal on debt collateralized by PowerCo Business assets	—	(5,600)	—	—
Servicing of solar assets backed notes payable principal	(1,777)	(1,969)	(5,817)	(1,539)
Servicing of interest	(4,045)	(2,468)	(6,792)	(3,566)
PowerCo Available Cash for the period	$21,307	$26,937	$24,684	$41,166

Retained Value Sensitivities:

The following tables provide quantitative sensitivity analyses of our estimates of Retained Value Under Energy Contract, Retained Value Renewal, Retained Value, and Retained Value per Watt as of June 30, 2015 on our and alternate assumptions.

		Gross Retained Value Forecast ($M)					Gross Retained Value Forecast ($/Watt)

		Discount Rate					Discount Rate
		4%	6%	8%			4%	6%	8%
	70%	4,520	3,546	2,858		70%	2.14	1.68	1.35
Renewal	80%	4,733	3,683	2,948	Renewal	80%	2.24	1.74	1.4
Rate	90%	4,940	3,817	3,036	Rate	90%	2.34	1.81	1.44
	100%	5,160	3,959	3,130		100%	2.44	1.87	1.48

		Retained Value Under Contract ($M)					PPA/Lease Renewal Gross Retained Value ($M)
		(PPA/Lease Energy Contract Gross Retained Value and MyPower Gross Retained Value)

		Discount Rate					Discount Rate
		4%	6%	8%			4%	6%	8%
	70%	3,473	2,876	2,424		70%	1,047	670	434
Renewal	80%	3,473	2,876	2,424	Renewal	80%	1,260	807	524
Rate	90%	3,473	2,876	2,424	Rate	90%	1,467	941	612
	100%	3,473	2,876	2,424		100%	1,687	1,083	706

Definitions:

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

"Customers" includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

"Energy Contracts" includes all residential, commercial and government leases and power purchase agreements and consumer loan agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“Economic Value Creation” forecast represents our estimate of the 30-year net present value at a discount rate of 6% of the incremental PowerCo Project Available Cash Forecast from the MW Deployed during the applicable period under Energy Contracts. All estimates are before financing transaction costs. “PowerCo Available Cash Forecast” represents (i) Gross Project Cash Flow Forecast, less the sum of (ii) Year One Net Project Investment, (iii) Tax Equity Lease/PPA Distributions, and (iv) debt service on our Forecasted Non-Recourse Debt.

“Year One Net Project Investment” represents our estimate of the required net cash investment of the MW Deployed during the applicable period under Energy Contracts. It is based on (a) the total implied Year One upfront cost of the MW Deployed during the applicable period under Energy Contracts based on our total Cost per Watt reported in the applicable period, and is net of the sum of (b) upfront state rebates and customer prepayments, (c) total expected investment from our tax equity fund investors in the associated lease and PPA Energy Contracts based on agreements already in place, and (d) Forecasted Non-Recourse Debt.

“Gross Project Cash Flow Forecast” represents our estimate of the total project cash flows before financing forecast from the MW Deployed during the applicable period under Energy Contracts over the 30 year expected lives of the systems. This includes (a) cash payments forecast from our customers over the remaining term of such Energy Contracts, (b) estimated performance-based incentives allocated to us over the life of the Energy Contract, and (c) the associated solar renewable energy certificates [SRECs] allocated to us that have been sold under contract (typically representing 5 years of a total potential term of 15 years), and are net of (d) estimated operations and maintenance, insurance, administrative and inverter replacement costs. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a (2.5%) rate per year. Energy production is estimated to degrade at 0.5% per year. For our MyPower Energy Contracts, we use the expected cash flows over the full term of the 30-year contract, and for lease and PPA Energy Contracts with terms less than 30 years, we assume the contracts are renewed at a contract price equal to 90% of the contractual price in effect at expiration of the initial term through the remainder of the expected 30-year system life.

“Tax Equity Lease/PPA Distributions” are based on the terms of the agreements we have in place with our tax equity investment partners for the MW Deployed in the applicable period under lease and PPA Energy Contracts. We do not use tax equity investment for our MyPower product. For tax equity investment in our lease and PPA Energy Contracts, our investment partners share in a portion of the Gross Project Cash Flow received over the term of the agreement. Our estimate is not inclusive of any potential buy-out of our tax equity partners’ interests in the project after their minimum rate of return is achieved.

“PowerCo Unlevered Project Cash Flow” forecast represents Gross Project Cash Flow Forecast less Tax Equity Lease/PPA Distributions and is before the servicing of Forecasted Non-Recourse Debt.

“Forecasted Non-Recourse Debt” is estimated based on the forecasted terms of the long-term non-recourse debt we expect to issue collateralized by the MW Deployed during the applicable period under Energy Contracts. We forecast a 73% advance rate on the contracted Gross Project Cash Flow Forecast for our lease and PPA Energy Contracts using a 6% discount rate and a 75% advance rate on the contracted Gross Project Cash Flow Forecast for our MyPower loans using a 6% discount rate based on the terms of the current outstanding facility we use to fund that product. We further assume a 4.5% interest rate, implying principal amortization over ~ 20 years.

“Financing Receivables” represents our forecast of the additional non-recourse debt financing we estimate we have the capacity to issue through collateralizing our Energy Contracts available for non-recourse debt financing. For our MyPower Energy Contracts, we assume total leverage of $2.65 per watt based on our existing outstanding facility to fund this product. For our lease and PPA Energy Contracts, we assume total leverage of $1.05 per watt for (as compared to our three prior solar asset-backed loan issuances at $1.24 per watt, $1.48 per watt, and $1.71 per watt).

“Gross Retained Value” forecast represents our estimate of the 30-year net present value at a discount rate of 6% of the unlevered cash flows remaining from all of our Energy Contracts after tax equity distributions but before any additional project or other debt issued to develop and install the systems. It represents the sum of (1) “PPA/Lease Energy Contract Gross Retained Value,” (2) “PPA/Lease Renewal Gross Retained Value,” and (3) “MyPower Gross Retained Value.”

“PPA/Lease Energy Contract Gross Retained Value” forecast represents our estimate of the net present value at a discount rate of 6% of the unlevered net cash flows forecast from all of our lease and PPA Energy Contracts (excluding MyPower consumer loan energy contracts) over the remaining contracted term. This includes for each lease and PPA Energy Contract (a) the Nominal Contracted Payments Remaining, (b) estimated performance-based incentives allocated to us over the term of the Energy Contract, and (c) the associated SRECs allocated to us that have been sold under contract (typically representing 5 years of a total potential term of 15 years), and is net of (d) amounts we are obligated to distribute to our fund investors, (e) upfront rebates, (f) depreciation, and (g) estimated operations and maintenance, insurance, administrative and inverter replacement costs. Operations and maintenance, insurance, and administrative costs reflect our operating expenses in our funds, or are estimated at $0.021 per watt and assumed to grow at a 2.5% inflation rate per year, and inverter replacement unit costs are estimated to decline at a (2.5%) rate per year. Energy production is estimated to degrade at 0.5% per year. This metric includes all lease and PPA Energy Contracts for solar energy systems deployed and in Backlog.

“PPA/Lease Renewal Gross Retained Value” forecast represents our estimate of the net present value at a discount rate of 6% of the additional customer cash payments we would receive upon renewal of all lease and PPA Energy Contracts (excluding MyPower consumer loan agreements) through a total term of 30 years at a price equal to 90% of the contractual price in effect at expiration of the initial term, escalating at the same rate per year as set in the original lease and PPA Energy Contracts, and is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs. Operations and maintenance, insurance, and administrative costs and energy production degradation rates are based on the same assumptions as in PPA/Lease Energy Contract Gross Retained Value. This metric includes all lease and PPA Energy Contracts for solar energy systems deployed and in Backlog. We assume renewal due to both (1) a longer life expectancy of the equipment used in our solar energy systems (typically 30 years or more) vs. our lease and PPA contract terms (typically 20 years) and (2) our assumption utility retail rates continue to increase at their historic pace and our expectation that the price of our energy contracts will continue to represent an economic incentive for our customers to renew their contracts.

“MyPower Gross Retained Value” forecast represents our estimate of the net present value at a discount rate of 6% the unlevered net cash flows forecast from all of our MyPower consumer loan Energy Contracts (excluding lease and PPA Energy Contracts) over the remaining contracted term. This includes for each of our MyPower consumer loan agreements (a) the Nominal Contracted Payments Remaining, (b) estimated performance-based incentives allocated to us over the life of the Energy Contract, (c) and the associated SRECs allocated to us that have been sold under contract (typically representing 5 years of a total potential term of 15 years), and is net of (d) upfront rebates, (e) depreciation, and (f) estimated operations and maintenance, insurance, administrative and inverter replacement costs. Operations and maintenance, insurance, and administrative costs and energy production degradation rates are based on the same assumptions as in PPA/Lease Gross Retained Value. This metric includes all MyPower consumer loan Energy Contracts for solar energy systems deployed and in Backlog.

“Gross Retained Value per Watt” is computed by dividing Gross Retained Value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed (with no contingencies remaining) during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as for solar energy system direct sales.

"MW Deployed" represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

"MW Installed" represents the megawatt production capacity of (a) residential solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) interconnection wiring has been completed and the system is capable of being grid connected, the latest of which is completed during the applicable period; and (b) for non-residential solar energy systems, for which (i) all solar panels, inverters, mounting and racking hardware, and system wiring have been installed, (ii) the system inverter is connected and a successful DC string test has been completed confirming the production capacity of the system, and (iii) the system is capable of being grid connected, the latest of which is completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales. In each case in-period completion of the above criteria may be demonstrated by written verification by each of the Chief Financial Officer and the Chief Operating Officer (which may include written sub-certifications).

“Net Retained Value” forecast represents Gross Retained Value less (i) net debt outstanding as of the applicable period end and (ii) forecasted net cash costs to deploy backlog as of such date. “Net debt” represents the aggregate amounts outstanding under all non-convertible debt facilities, including all solar asset-backed loans, aggregation and MyPower facilities, Solar Bonds, other corporate debt, and our revolving credit facility as of the applicable period end, net of available cash and cash equivalents as of the applicable period end, and excludes outstanding convertible notes which we assume will be settled in equity. “Forecasted Net Cash Costs to Deploy Backlog” represents our estimate of the cash required to complete deployment of systems under Energy Contracts in backlog as of the applicable period end; it assumes the installation cost of the most recent period net of the expected tax equity investment from those deployments and no cancellations, and is net of the amount outstanding under our revolving credit facility as of the applicable period end, which we have assumed for this purpose to have been drawn down to fund initial sales costs and working capital to develop our backlog to date. This excludes incremental G&A and any potential future sales costs related to such MW.

“Nominal Contracted Payments Remaining" represents our estimate of the sum of cash payments that are customers are obligated to pay us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in estimated Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“PowerCo Available Cash” represents the net cash flows associated solely with our Power Business, which generates a predictable long-term cash flow stream from our Energy Contracts and the underlying solar energy systems that have cumulatively been deployed through the applicable period. It excludes the net cash flows associated with our Development Business, which is dedicated to investing in and financing new solar energy systems to grow our Power Business, and thus excludes (a) installation costs, (b) sales costs, and (c) G&A costs incurred through the applicable period. PowerCo Available Cash represents our core cash flow generation assuming no additional development of new customer installations, though if PowerCo were actually to separate from DevCo it would likely retain some portion of the G&A costs. PowerCo Available Cash is calculated as (1) total cash payments from all Energy Contracts installed through the applicable period, including PBIs and SRECs less the sum of (2) operations and maintenance, insurance, administrative and inverter replacement cash costs, (3) tax equity cash distributions, and (4) interest and principal repayment debt service on all non-convertible debt including solar asset-backed loans, aggregation facilities, revolving credit facilities, and Solar Bonds.

"Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

“Unlevered IRR” represents our forecast of the internal rate of return (IRR) we expect to receive on our Unlevered Year One Investment for MW Deployed during the applicable period under Energy Contracts based on PowerCo Unlevered Project Cash Flow. “Unlevered Year One Investment” represents Year One Net Project Investment, less total expected investment from our tax equity fund investors in our lease and PPA Energy Contracts.

Investor Contact	Aaron Chew investors@solarcity.com 650-963-5920